$310,000,000 Principal Amount of Senior Debt Securities


                                 [ADVANTA LOGO]

                     RediReserve Variable Rate Certificates

                            91 Day Investment Notes

                     Six, 18 and 30 Month Investment Notes

        One, Two, Three, Four, Five, Seven and Ten Year Investment Notes

     We are offering the RediReserve Variable Rate Certificates and the Investment Notes of Advanta Corp. The RediReserve certificates do not have a maturity date, but may be redeemed by the holder at any time. The notes will be offered from time to time with maturities ranging from 91 days to ten years, at our option. We will establish interest rates on the securities offered in this prospectus from time to time in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

     The securities offered in this prospectus are unsecured obligations of Advanta Corp. Neither the RediReserve certificates nor the notes are insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

     Unless we indicate otherwise in the supplement to this prospectus, we will sell the RediReserve certificates and the notes directly through our employees.

     The RediReserve certificates and the notes will not be listed for sale on a securities exchange. We do not expect that any active trading market for these securities will develop or be sustained.

     An investment in the RediReserve certificates or the notes involves certain risks. You should consider carefully the risk factors and other information set forth in this prospectus and any supplement to this prospectus before you decide to purchase these securities. See "Risk Factors" beginning on page 6.

     We will receive all of the proceeds from the sale of the RediReserve certificates and the notes, from which we will pay underwriters' discounts and commissions, if any.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                     The date of this prospectus is May 3, 1999.

                               TABLE OF CONTENTS

                                                                                                              Page
                                                                                                              ----
SUMMARY OF THE OFFERING....................................................................................     3

HIGHLIGHTS OF TERMS OF SECURITIES OFFERED..................................................................     5

RISK FACTORS...............................................................................................     6

THE COMPANY................................................................................................    11

USE OF PROCEEDS............................................................................................    12

DESCRIPTION OF SECURITIES..................................................................................    13
     General...............................................................................................    13
     Provisions Relating to RediReserve Variable Rate Certificates.........................................    13
     Provisions Relating to Investment Notes...............................................................    16
     Provisions Relating to All Securities.................................................................    18

A SPECIAL NOTE ABOUT CERTAIN OTHER ADVANTA DEBT SECURITIES NOT COVERED BY THIS PROSPECTUS..................    20

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES..............................................................    21
     U.S. Holders..........................................................................................    21
     Backup Withholding and Information Reporting..........................................................    22

PLAN OF DISTRIBUTION.......................................................................................    23

WHERE YOU CAN FIND MORE INFORMATION --
  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE........................................................    25

FORWARD-LOOKING STATEMENTS.................................................................................    26

LEGAL OPINIONS.............................................................................................    26

EXPERTS....................................................................................................    26

                            SUMMARY OF THE OFFERING

     This summary highlights selected information about the securities offered in this prospectus. It does not contain all of the information that you may need to consider in making your investment decision. Read carefully this entire prospectus and the applicable prospectus supplement to understand all of the terms of this offering.

Securities Offered

     This prospectus relates to $310,000,000 of RediReserve Variable Rate Certificates and Investment Notes. The RediReserve certificates are payable on the demand of the holder. The notes are offered from time to time with maturities of:

          o 91 days;

          o six, 18 and 30 months; and

          o one, two, three, four, five, seven and ten years.

The buyer of each note selects the maturity date at the time of purchase from among the maturities we are then offering.

     The securities offered in this prospectus are not insured, guaranteed or secured by any of our assets. In addition, we do not contribute funds to a separate account, commonly known as a sinking fund, to ensure repayment of the securities upon maturity or interest when due.

     We will compound interest on the RediReserve certificates daily and we will add the interest to the balance of a holder's RediReserve certificate monthly. We will not pay interest by check, except when a holder redeems the entire amount of a RediReserve certificate. When a holder redeems the entire amount of a RediReserve certificate, we will pay by check any accrued interest that has not previously been added to the principal balance of that RediReserve certificate. We will not pay interest on any RediReserve certificate for any day for which the end-of-the-day balance is less than $100. We may elect to charge a service fee of $10 for any statement period that a RediReserve certificate has an average end-of-the-day balance of less than $100. Holders generally may obtain by draft, which is similar to a check, funds held in the form of RediReserve certificates.

     We will compound interest on all notes daily. We will pay interest on notes with maturities of 91 days or six months only at maturity. On all other notes, we will pay interest monthly, quarterly, semi-annually, annually or at maturity, at the holder's election.

     The table on page 5 summarizes the terms of the securities offered in this prospectus.

Modification, Termination or Extension of Offering

     We reserve the right to change the terms of this offering or the terms of the securities at any time. However, any change will apply only to securities offered after the date of the modification, except in limited circumstances, and will be described in a supplement to this prospectus. We may increase the amount of securities we offer.

How to Contact Us

     Holders of RediReserve certificates or notes who have customer service inquiries and potential investors who would like to receive a copy of this prospectus may call us at 1-800-223-7074 or write to us at the following address: Advanta Corp., Delaware Corporate Center - Second Floor, One Righter Parkway, Wilmington, Delaware 19803.

Our Principal Executive Office

     Our principal executive office is located at Welsh & McKean Roads, Spring House, Pennsylvania 19477-0844. The telephone number at our principal executive office is (215) 657-4000.

Ratio of Earnings to Fixed Charges

     The following table shows the ratio of earnings to fixed charges of Advanta Corp. for the periods indicated:

                                                                                   Year Ended December 31,
                                                                          -----------------------------------------
                                                                          1998(A)  1997     1996     1995     1994
                                                                          -----    -----    -----    -----    -----
                                                                                         (Unaudited)
Ratio of Earnings to Fixed Charges (B).................................   3.24x    1.29x    1.97x    2.26x    2.71x

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(A) Earnings before income taxes in 1998 include a $541.3 million gain on transfer of consumer credit card business to a limited liability company controlled by Fleet Financial Group, Inc. and $125.1 million of other charges including severance and outplacement costs associated with workforce reduction, option exercise and other employee costs associated with that transaction and a tender offer conducted by Advanta Corp. following the transaction; expense associated with exited business/product; and asset impairment.

(B) For purposes of computing these ratios, "earnings" represent income before income taxes plus fixed charges. "Fixed charges" consist of interest expense, one-third (the proportion deemed representative of the interest factor) of rental expenses on operating leases and preferred stock dividends of a subsidiary trust.

                   HIGHLIGHTS OF TERMS OF SECURITIES OFFERED

                                     RediReserve Variable Rate Certificates
 Denomination of          Minimum initial purchase: $5,000 or other amount we specify
 Initial Purchase and     in a prospectus supplement; additional purchases in any
 Additional Purchases     amount.
 Annual Interest Rate     Depending upon into which of the following tiers, or ranges, the end-of-the-day balance of a RediReserve certificate
                          falls, different interest rates and annual percentage yields may apply:
                             o $100.00 to $4,999.99
                             o $5,000.00 to $24,999.99
                             o $25,000.00 to $49,999.99
                             o $50,000.00 and above
                          We will not pay interest on a RediReserve certificate for
                          any day on which the end-of-the-day balance is less than
                          $100. Interest rates and annual percentage yields for each tier may change from week to week and will apply to
                          outstanding RediReserve certificates. We will set interest rates for each tier each Sunday, and they will be in effect through the following Saturday. We will set interest rates at our discretion, however interest rates for each one-week period commencing on Sunday will be at least equal to the
                          rate of the Thirteen Week U.S. Treasury Bills auctioned on the immediately preceding Monday less one percent.
 Payment of Interest      Interest is compounded daily. We add accrued interest
                          monthly to the principal balance of each RediReserve
                          certificate. Except as we otherwise state in this
                          prospectus, we will not pay interest by check.
 Redemption by Holder     Holders may require redemption upon oral or written demand, or by draft, which is similar to a check. Holders may cause redemption by draft utilizing up to four drafts per
                          statement period without any service fee. We will charge a service fee of $15 for each draft in excess of four in any statement period.
 Redemption by Advanta    We may redeem on 30 days' notice.
 Form                     Book-entry and non-negotiable.
                          A confirmation of the transaction will be issued, not a
                          promissory note.
 Automatic Extension      Not applicable -- no fixed maturity.

                                       91 Day, Six, 18 and 30 Month, and
                           One, Two, Three, Four, Five, Seven and Ten Year Investment
                                                     Notes
 Denomination of          Minimum purchase: $5,000 or other amount we specify in a
 Initial Purchase and     prospectus supplement.
 Additional Purchases
 Annual Interest Rate     We fix interest rates, from time to time, based on market
                          conditions and our financial requirements. Once determined, the interest rate on a note will not change unless we extend the term of the note. If we extend the term of a note,
                          we will inform holders of any change in the interest rate in a supplement to this prospectus.
 Payment of Interest      Interest is compounded daily. We pay interest on notes with maturities of 91 days or six months only at maturity. On all other notes, at the election of the holder,
                          we pay interest monthly, quarterly, semi-annually, annually or at maturity.
 Redemption by Holder     An individual holder may redeem a note after his or her
                          total permanent disability, or his or her estate may redeem a note after the holder's death. For notes with joint
                          holders, any holder may redeem the note after the death or total permanent disability of any holder. The redemption
                          price is the principal amount plus accrued and unpaid
                          interest up to but not including the date of redemption.
                          Otherwise, holders have no right to redeem their notes prior to maturity.
 Redemption by Advanta    We may not redeem until maturity.
 Form                     Book-entry and non-negotiable.
                          A confirmation of the transaction will be issued, not a
                          promissory note.
 Automatic Extension      We will automatically extend the term of a note with a
                          principal amount of at least $2,500 for a period equal to
                          the original term if:
                             o we do not give the holder notice of redemption at least
                               seven business days prior to the note's maturity;
                             o the holder does not request that the note be redeemed or converted to another term within seven business days after the note's maturity; and
                             o at the time the note matures we are offering notes of the same term and denomination as the maturing note.
                          We will extend notes at their maturity dates at the rate we are offering on newly-issued notes of the same term and
                          denomination. If notes of the same term and denomination are not then being offered, we will redeem a maturing note
                          unless the holder selects a note with a term currently being offered. We will redeem automatically a note with a
                          principal amount that is less than $2,500 at maturity.

The securities offered in this prospectus are Advanta Corp.'s unsecured debt obligations. We are not subject to state or federal regulations applicable to banks and savings and loan associations, including, among other things, regulations regarding the maintenance of reserves and the quality or condition of our assets. We do not expect that there will be a trading market for the securities.
The securities offered in this prospectus are not insured or guaranteed by us or any of our subsidiaries or any other public or private entity.

                                  RISK FACTORS

     Before you invest in any of the securities offered in this prospectus, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus and the applicable prospectus supplement before you decide to purchase any of the securities.

The Absence of a Sinking Fund, Security, Insurance and Guarantees Means that You Will Have to Rely Solely on Our Revenues from Operations and Other Sources of Funds for Repayment

     The securities offered in this prospectus are not secured by any of our assets. We do not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the securities. Further, no governmental or other entity insures or guarantees payment on the securities if we do not have sufficient funds to make interest and/or principal payments. Therefore, if you invest in any of the securities, you will have to rely solely upon our revenues from operations and other sources of funds for repayment of principal at maturity or redemption and for payment of interest when due.

The Indenture Governing the Securities Contains Limited Events of Default and Provides Limited Protection for You in the Event of a Change in Control of Advanta Corp.

     The securities offered in this prospectus are governed by a trust indenture which is an agreement between us and the trustee relating to certain aspects of the securities. The indenture governing the securities contains only limited events of default other than our failure to pay principal or interest on time. See "Description of Securities -- Provisions Relating to All Securities -- Events of Default." Further, the indenture provides only limited protection for holders of the securities if we are purchased through what is known as a leveraged buy-out or if there is a change in control. A leveraged buy-out is a transaction where a buyer seeking to purchase Advanta Corp. relies on our credit and uses our assets as collateral to borrow funds to finance the purchase. Though the indenture requires a buyer to assume our obligations to holders of securities under the indenture, the indenture does not prohibit the buyer from incurring additional debt through a leveraged buy-out which might be senior in right of repayment to that of the holders of the securities. This type of transaction might adversely impact our liquidity and our ability or our successor's ability to make payments on the securities.

Non-Investment Grade Ratings of Our Debt May Hurt Our Ability to Obtain Funds on Favorable Terms

     Our ability to sell additional debt or equity securities in the capital markets could be adversely affected by non-investment grade ratings of our debt from rating agencies. Our debt is currently rated investment grade by one rating agency and below investment grade by four rating agencies. Continuation of a current below investment grade rating or a down-grade of any of the ratings of our debt may adversely impact, among other things:

          o our access to the capital markets for the sale of additional debt or equity securities;

          o the amount of collateral lenders will require to secure future financings; and

          o our ability to raise funds on terms that we consider favorable to us.

The Availability of Funding for Our Operations Depends on Many Factors Beyond Our Control, Including Market Conditions

     To fund our operations, Advanta Corp. and its subsidiaries depend on funds available under secured lending facilities, known as warehouse facilities, and asset-backed lending facilities, known as commercial paper conduit facilities, with institutional lenders. At December 31, 1998, Advanta Corp. and its subsidiaries had available over $770 million in unused warehouse lines and commercial paper conduit facilities. These lending facilities are subject to renewal or extension at the lender's option. The facilities also require us to comply with various covenants and restrictions which, if breached, could cause an early termination of the facility. There can be no assurance that the existing facilities will be extended or renewed and we cannot be certain that we will be able to replace the existing facilities on terms that are favorable to us when they expire. If we are unable to obtain additional lending facilities on terms similar to the existing facilities, it may have a material adverse effect on our ability to continue to fund our operations, including our ability to repay indebtedness, such as the securities offered in this prospectus.

     To generate cash for the funding of our operations we rely on our ability to aggregate and sell loans and leases as asset-backed securities through transactions known as securitizations. Our ability to complete securitizations is dependent upon:

          o general conditions in the securities markets;

          o specific conditions in the asset-backed securities markets; and

          o the quality of our loan and lease portfolios.

Adverse changes in these conditions or the quality of our loan and lease portfolios may adversely impact the timing of our securitization transactions and our ability to complete securitizations on terms that are satisfactory to us. Any substantial reduction in our ability to complete securitizations could adversely affect our results of operations and financial condition.

Restrictions on Our Ability to Receive Funds From Our Banking and Insurance Subsidiaries, Through Whom We Conduct Most of Our Business Operations, May Adversely Affect Our Ability to Repay the Securities

     We conduct most of our business operations through our wholly-owned subsidiaries, including our insurance companies and our two depository subsidiaries, Advanta National Bank and Advanta Bank Corp. Our depository institutions and insurance companies are subject to significant state and federal regulation that, among other things, restricts our ability to receive dividends and loans from them. Among those restrictions are the following:

          o Banking regulations limit the amount of dividends that our depository subsidiaries may pay to us.

          o Insurance regulations in the State of Arizona, where our insurance subsidiaries are incorporated, restrict the amount of dividends that any of our insurance subsidiaries may distribute to us in any twelve-month period without the prior consent of the State of Arizona Department of Insurance.

          o Sections 23A and 23B of the Federal Reserve Act restrict the ability of our depository institutions to transfer funds to us and certain of our affiliates in the form of loans, extensions of credit, investments or purchases of assets. These regulations also require generally that transactions between our depository subsidiaries and us be on terms no less favorable to the depository subsidiaries than comparable transactions with unrelated third parties. Similarly, transfers of funds in any twelve-month period by any one depository subsidiary to us or to any single affiliate may not exceed 10% of the depository subsidiary's capital and surplus, and transfers to all affiliates in any twelve-month period may not exceed 20% of its capital and surplus.

          o We must comply with collateral requirements when obtaining loans or other extensions of credit from our affiliated depository institutions.

The limitations on our ability to obtain funds from our depository and insurance subsidiaries affect the amount of cash we may have available at any time and may adversely affect our financial condition, including our ability to make interest and/or principal payments on the securities.

Your Right To Receive Payment on the Securities May be Junior to the Rights of Depositors and Other Creditors of Our Banking and Insurance Subsidiaries to be Paid Money Owed To Them

     According to state and federal regulations that govern our depository and insurance subsidiaries, our right to receive any distribution of assets from any of these subsidiaries if they liquidate their assets or undergo a reorganization or other similar transaction is junior to the claims of creditors of the subsidiary. Consequently, unless we are recognized as a creditor of the subsidiary, the securities will be effectively junior in right of repayment to all of the existing and future liabilities of our depository and insurance subsidiaries. At December 31, 1998, our subsidiaries had total liabilities (excluding liabilities owed to us) of approximately $2 billion. The indenture does not limit the amount of secured or unsecured debt that we or any of our subsidiaries may incur. See "Description of Securities -- Provisions Relating to All Securities -- Aggregate Indebtedness."

The Banking and Finance Industries are Subject to Substantial Regulation Which May Increase Our Cost of Doing Business; Our Failure to Comply with These Regulations Could Adversely Affect Our Operations

     Our banking and finance businesses in general, and our depository and insurance subsidiaries in particular, are subject to extensive federal and state regulation. Our lending activities are subject to regulation under various federal and state laws including the following:

          o the Truth-in-Lending Act;

          o the Equal Credit Opportunity Act;

          o the Home Mortgage Disclosure Act;

          o the Community Reinvestment Act;

          o the Electronic Funds Transfer Act;

          o the Real Estate Settlement Practices Act; and

          o the Fair Credit Reporting Act.

Certain of these statutes and regulations also apply to our leasing activities. In addition, the subsidiaries through which we conduct our home equity lending businesses are required to be licensed, and are subject to regulation in various states as mortgage bankers, mortgage brokers, and originators, sellers and servicers of mortgage loans. We are also subject to examinations by federal and state regulatory authorities with respect to originating, processing, underwriting, selling and servicing home equity loans. Failure to comply with these statutory and regulatory requirements can lead to, among other remedies, termination or suspension of licenses, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

     We have implemented procedures to comply with these requirements and we believe that we comply in all material respects with applicable local, state and federal laws, rules and regulations. However, we cannot be certain that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance more difficult or expensive.

Risks Associated with Maintaining Portfolios of Home Equity Loans and Making Loans to Non-Conforming Borrowers May Reduce Our Future Profitability

     Certain risks are associated with maintaining portfolios of home equity loans. These risks are inherent to every lender and involve potential increases in credit losses. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings. The consequence is a decrease in the value of the collateral that secures the loans we make and an increase in the possibility of a loss if a borrower defaults.

     In addition, we market home equity loans to borrowers who, for one reason or another, are not able, or do not wish, to obtain financing from more traditional sources. Loans made to these borrowers entail additional risks and uncertainties not present in traditional types of loans. As a result, we may experience higher delinquency rates and losses than those experienced by other lenders if adverse economic conditions occur. While we use underwriting standards and collection procedures designed to help overcome the higher credit risk associated with lending to these borrowers, we cannot be certain that these standards or procedures will offer adequate protection against this risk. We also regularly review our loan and lease portfolio to evaluate the adequacy of the reserves we establish for anticipated credit losses. This evaluation takes into account a number of factors including the credit quality of our loan portfolio, past experience, current economic conditions and changes in the composition of our loan portfolio. We believe that we establish adequate reserves for credit losses. However, if loans we manage experience higher delinquencies, foreclosures or losses than anticipated, our reserves could be inadequate and our results of operations or financial condition could be adversely affected.

Risks Associated with Leasing Activities, Including Any Decrease in the Value of Equipment We Lease, May Reduce Our Future Profitability

     There are risks inherent in our leasing activities which differ in certain respects from those existing in our mortgage and other businesses. Our equipment leases are generally secured by a lien on the leased equipment. However, it is possible that the value of the leased equipment will be impaired due to damage, destruction or technological obsolescence before the termination of the lease. The consequences of this impairment to the value of our collateral may adversely impact our financial results.

Our Profitability Depends in Part on Market Conditions, Including Interest Rates, Which We Cannot Control

     Our profitability may be affected by fluctuations in interest rates, changes in economic conditions, shifts in consumer behavior and other factors. Any decline in interest rates could reduce the amounts that we can earn on our newly originated loans and leases. A decline in interest rates could also result in an increase in prepayments which could decrease the size of our loan portfolio if we are unsuccessful in originating new loans. Changes in economic conditions and shifts in customer behavior are difficult to predict, and our financial performance generally cannot be insulated from these forces. We continually analyze the impact of interest rate risk and attempt to reduce its impact on our profitability. Among other things, we:

          o enter into hedging transactions to reduce interest rate risk;

          o periodically securitize our loans and leases;

          o buy and sell assets;

          o alter the mix and term structure of our funding base; and

          o change our investment portfolio from time to time.

Although we believe that these are effective ways to reduce interest rate risk, there can be no assurance that they will reduce that risk in the future or that our financial condition would not be adversely affected by changes in interest rates or other economic conditions.

Unfavorable Resolutions of Legal Proceedings Involving Us Could Adversely Affect Our Results of Operations

     On January 22, 1999, Fleet Financial Group, Inc. and certain of its affiliates filed a complaint against Advanta Corp. and certain of its affiliates relating to the transaction with Fleet that closed on February 20, 1998 in which Advanta contributed most of its consumer credit card business to a limited liability company controlled by Fleet. The complaint centers on post-closing adjustments to the transaction and other matters relating to the transaction with Fleet. We believe that the lawsuit is inappropriate and without merit. On February 16, 1999, we filed an answer to the complaint in which we denied all of the substantive allegations in the complaint and we filed counterclaims against Fleet seeking damages. Although we do not expect that this lawsuit will have any material adverse impact on our business, because of the uncertainties of the legal process and the significant legal and other expenses associated with litigation, including the time and effort that will be spent by Advanta personnel involved in defending the litigation, there can be no assurance that this lawsuit will not have a material adverse impact on our operations or financial condition.

     Advanta and its subsidiaries are involved in other legal proceedings, claims and litigation arising in the ordinary course of our business. Although the ultimate resolution of these proceedings cannot be determined, we believe that the resolution of these proceedings will not have a material adverse impact on our financial condition or results of operations.

Competition from Financial Service Providers with Greater Resources than We Have Could Hurt Our Ability to Attract Customers and Obtain Adequate Returns on Our Loans

     We face intense competition from numerous other providers of financial services. Many of these companies are substantially larger and have more capital and other resources than we do. Although we believe we are generally competitive in most of the geographic areas in which we offer services, we cannot be certain that we will be able to market our services successfully. Our ability to grow our businesses and obtain adequate returns on loans may be hurt by the competition that now exists or may develop in the future.

Year 2000 Readiness Disclosure: It is Possible That Our Computer or Other Systems or Those of Third Parties with whom We Maintain Significant Business Relationships Could Fail to Operate on and after January 1, 2000 and this Type of Failure Could Adversely Affect Our Operations

     Many existing computer programs use only two digits, instead of four, to identify a year in the date field. As a result, they may not recognize the upcoming change in the century. The Year 2000 issue affects computer and information technology systems, as well as other systems which include embedded technology that have date sensitive programs that may not properly recognize the year 2000 or beyond. If the systems and products we use are not properly equipped to recognize the year 2000, our systems could fail or create erroneous results. This could cause us to experience a temporary inability to process transactions, originate loans or leases, service the loans of third parties and engage in other normal business activities. Under these circumstances, the Year 2000 issue could have a material adverse effect on our products, services, operations and financial results.

     We are engaging in an ongoing effort to assess the impact of the Year 2000 issue on our operations and to implement appropriate responses and remedies in the event any of our computer systems and applications or those of third parties with whom we maintain significant business relationships are not compliant. We believe that the Year 2000 issue will not pose significant operational problems for us and will not have a material adverse effect on our future financial condition, liquidity or results of operations. In addition, to date, we are not aware of any material third party business relationship, product or system with a Year 2000 problem that we believe would have a material adverse effect on us. However, we cannot be certain that the systems and products used by third parties with whom we maintain significant business relationships will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with our systems, would not result in a material adverse effect on our operations.

                                  THE COMPANY

     Advanta is a highly focused financial services company which, at December 31, 1998, had 2,700 employees, over $12 billion in managed assets and $8.3 billion in assets serviced for third parties. We provide consumers and small businesses with innovative products and services including mortgages, equipment leases, business credit cards and insurance and deposit products. Advanta also provides a full range of services to the mortgage industry, including loan purchasing, contract servicing for third parties and securitization services. All references to "we" or "our" or "Advanta" in this prospectus and any accompanying prospectus supplement mean only Advanta Corp., unless it is made clear that the term means Advanta Corp. and its consolidated subsidiaries.

Advanta Mortgage

     Advanta Mortgage, a business unit of Advanta, capitalizes on numerous niche opportunities primarily in the home equity industry by offering a broad range of services to consumers, brokers and other originators of home equity loans throughout the country. Advanta Mortgage originates, purchases, securitizes, and services non-conforming credit first and second lien home equity loans, and home equity lines of credit, directly through subsidiaries of Advanta, including Advanta National Bank, Advanta Bank Corp. and Advanta Mortgage Corp. USA.

     Loan production is generated through multiple distribution channels. Home equity loans and home equity lines of credit are originated directly from consumers using targeted direct mail and direct response television and radio techniques, and through a branch office system of 57 branches throughout the country. First and second home equity loans are also originated through a broker network, correspondent relationships and purchases from other financial institutions.

     In addition to servicing and managing the loans it originates, Advanta Mortgage contracts with third parties to service their home equity loans on a subservicing basis. Advanta bears no risk of credit loss on this portfolio.

Advanta Business Services

     Advanta Business Services ("ABS"), a business unit of Advanta, offers flexible lease financing programs on small-ticket equipment and MasterCard(Registered)* business credit cards to small businesses. ABS is one of the nation's leading providers of these products to small businesses.

     The commercial equipment leasing business is generated primarily through third party referrals from manufacturers or distributors of equipment as well as independent brokers. Most contact with these referral sources is made from ABS's headquarters using extensive direct marketing operations.

     The primary markets of the leasing business include office machinery, security systems and computers. ABS has also expanded its presence into additional markets. Additionally, ABS has expanded its National Accounts program which seeks referral business from larger distributors and manufacturers.

     The "Advanta Business Card" is marketed by ABS and issued by its affiliate, Advanta Bank Corp. Direct marketing techniques, primarily direct mail to prospective customers, are the source of new accounts.

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* MasterCard(Registered) is a federally registered servicemark of MasterCard International, Inc.

Advanta Insurance Companies

     Advanta's insurance subsidiaries make available, through unaffiliated insurance carriers, specialty credit related insurance products and services to Advanta's existing customer base. The focus of these products is on the customers' ability to repay their debt in the event of certain circumstances. These products include a combined credit life, disability and unemployment program, an accidental death program and equipment insurance. Enrollment in these programs is achieved through Advanta's direct mail or telemarketing distribution channels. The lending subsidiary of Advanta that extends the loan to Advanta's customers receives a percentage of the insurance premiums collected by the unaffiliated insurance carriers.

Depository Institutions

     Advanta owns two depository institutions, Advanta National Bank ("ANB") and Advanta Bank Corp. ("ABC"). ANB is a national banking association organized under the laws of the United States of America with its headquarters and sole branch currently located in Wilmington, Delaware. ABC is an industrial loan corporation organized under the laws of the State of Utah with its principal executive offices located in Salt Lake City, Utah. ABC's deposits are insured by the Federal Deposit Insurance Corporation.

     Advanta offers a range of insured deposit products through ANB and ABC. Bank deposit products offered through ANB include money market savings, retail certificates of deposit and large denomination certificates of deposit (certificates of $99,000 or more). Deposit products offered through ABC include retail certificates of deposit and large denomination certificates of deposit (certificates of $99,000 or more). Consumer deposit business is generated from repeat sales to existing depositors and from new depositors attracted by newspaper advertising and direct mail solicitations.

                            -----------------------------

     Advanta was incorporated in Delaware in 1974 as Teachers Service Organization, Inc., the successor to a business originally founded in 1951. In January 1988, our name was changed from TSO Financial Corp. to Advanta Corp.

How to Contact Us

     Holders of RediReserve Certificates or notes who have customer service inquiries and potential investors who would like to receive a copy of this prospectus may call us at 1-800-223-7074 or write to us at the following address: Advanta Corp., Delaware Corporate Center - Second Floor, One Righter Parkway, Wilmington, Delaware 19803.

                                USE OF PROCEEDS

     We will use the proceeds from the sale of the securities offered in this prospectus for general corporate purposes, including the purchase of assets from, investments in and extensions of credit to, our subsidiaries and affiliates which will use the proceeds for general corporate purposes. We also may use the proceeds to finance future acquisitions, including without limitation acquisitions of mortgage, business card and equipment lease portfolios. Presently we have no specific plans for any proposed acquisitions. Proceeds also may be used to invest in income-producing securities and other assets. The amount of securities offered from time to time and the precise amounts and timing of the applications of the proceeds will depend upon market conditions as well as our funding requirements and those of our subsidiaries and affiliates.

     In view of our current requirements, we expect to engage periodically in additional private or public financing of a character and amount to be determined in the future and as the need arises.

                           DESCRIPTION OF SECURITIES

General

     This offering relates to the RediReserve Variable Rate Certificates (the "RediReserve certificates") and the Investment Notes (the "notes"). The securities offered in this prospectus will be issued under an Indenture dated October 23, 1995 (the "Indenture") between Advanta and The Chase Manhattan Bank, a corporation organized and existing under the laws of the State of New York, as successor trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this prospectus is a part. The following statements are brief summaries of certain provisions of the Indenture and are subject to the detailed provisions of the Indenture. You should refer to the Indenture for a complete statement of those provisions. Whenever this prospectus refers to particular provisions of the Indenture or terms defined in the Indenture, those provisions or definitions are incorporated by reference as part of the statements made in this prospectus, and the statements are qualified in their entirety by that reference. Parenthetical Section and Article references appearing below refer to Sections and Articles of the Indenture.

     The Indenture may be modified as described below. Additionally, Advanta reserves the right to terminate this offering, or modify the terms of the offering or the securities offered in this prospectus, at any time, by an appropriate amendment or supplement to this prospectus. No modification will affect the rights of the holders of then outstanding securities, except that, at Advanta's election:

          o the principal amount holders may be required to maintain in existing RediReserve certificates may be increased or decreased, after 30 days' notice;

          o the minimum amount holders of RediReserve certificates may withdraw may be increased or decreased, after 30 days' notice; and

          o certain service charges may be imposed or modified as described under "Description of Securities -- Provisions Relating to RediReserve Certificates -- Service Charges."

     The securities are not secured by any collateral or lien. There are no provisions for a sinking fund.

Provisions Relating to RediReserve Variable Rate Certificates

     Form; Non-negotiability and Statements: RediReserve certificates are not negotiable and are not evidenced by any promissory note issued to the holder. Each purchaser of a RediReserve certificate will receive a confirmation of the transaction that evidences ownership of the RediReserve certificate. However, this confirmation will not be a negotiable instrument, and the holder cannot transfer rights of ownership in a RediReserve certificate by mere endorsement and delivery of this confirmation to a purchaser. Each holder of a RediReserve certificate will receive, at the end of each month during which there is any investment, withdrawal or payment or credit of interest, a statement indicating the transactions affecting the holder's RediReserve certificate.

     We maintain a register to record the owner(s) of each outstanding RediReserve certificate and may treat the person(s) whose name(s) is (are) so recorded as the owner(s) of the RediReserve certificate for all purposes. Ownership of a RediReserve certificate may be transferred on the register only by written notice to Advanta signed by the holder(s) or the duly authorized representative(s) of the holder(s) on a form to be supplied by Advanta. (Article Three) A holder may not pledge, assign or hypothecate any RediReserve certificate as collateral for a loan or otherwise.

     Denomination and Minimum Purchase: As of the date of this prospectus, the minimum initial purchase of a RediReserve certificate is $5,000. Additional purchases of RediReserve certificates may be in any amount. From time to time, we may increase or decrease the minimum purchase amount or minimum balance required (as described below) for RediReserve certificates. We will decribe any increase or decrease in a prospectus supplement.

     Interest on RediReserve Variable Rate Certificates: The interest rate we pay and the annual percentage yield on any particular RediReserve certificate depends on the tier into which the end-of-the-day balance of that RediReserve certificate falls. Depending upon into which of the following tiers the end-of-the-day balance of a RediReserve certificate falls, different interest rates and annual percentage yields may apply:

          o $100.00 to $4,999.99

          o $5,000.00 to $24,999.99

          o $25,000.00 to $49,999.99

          o $50,000.00 and above

     We will not pay interest for any day on which the end-of-the-day balance of a RediReserve certificate is less than $100. The interest rate and annual percentage yield is determined separately for each RediReserve certificate, regardless of the number of RediReserve certificates a holder may own. We may change interest rates and annual percentage yields for each tier weekly and those new rates will apply to outstanding RediReserve certificates. We will set interest rates for each tier each Sunday, and they will be in effect through the following Saturday. We will set interest rates at our discretion; however, interest rates for each one-week period commencing on Sunday will be at least equal to the rate of the Thirteen Week U.S. Treasury Bills auctioned on the immediately preceding Monday less one percent. We will pay those interest rates on the entire end-of-the-day balance of a RediReserve certificate for each day that the end-of-the-day balance of that RediReserve certificate is $100 or more. You may inquire about the interest rates then being paid on outstanding RediReserve certificates by writing or telephoning us at Advanta Corp., Delaware Corporate Center - Second Floor, One Righter Parkway, Wilmington, Delaware 19803, telephone 1-800-223-7074.

     Interest is compounded daily on a 365-day basis and is added monthly to the principal balance of a RediReserve certificate. Except as noted below, we will not pay by check interest accrued during any monthly period. Instead, we will add the interest to the principal balance of the RediReserve certificates. Interest accrues on the principal balance of each RediReserve certificate up to but not including the date of redemption. If a holder redeems in full the entire amount of a RediReserve certificate, we will pay by check all interest that is accrued and not previously added to the principal balance of that RediReserve certificate as soon as practicable after redemption.

     Minimum Balance Requirement for RediReserve Variable Rate Certificates: We will not pay interest on a RediReserve certificate for any day the end-of-the-day balance is less than $100. We may elect to charge a service fee of $10 for any statement period during which the average end-of-the-day balance of a RediReserve certificate is less than $100. If a holder owns more than one RediReserve certificate, we may charge a service fee for each RediReserve certificate that has an average end-of-day balance of less than $100 during a statement period. We have the right to increase or decrease the minimum principal amount that must be maintained in a RediReserve certificate. We may apply the increase or decrease, at our election, to RediReserve certificates outstanding as of the date of the increase or decrease as well as to RediReserve certificates issued after the increase or decrease. We must give the holders of RediReserve certificates that are outstanding as of the date of any increase in this service fee at least 30 days' advance written notice if we increase the minimum principal amount that must be maintained in those RediReserve certificates.

     Redemption at the Holder's Election: A holder may redeem all or a portion of a holder's RediReserve certificate at any time subject to any established minimum redemption amount. Upon demand by the holder, we will pay the holder the full amount of the RediReserve certificate being redeemed. This demand must be received by us at our principal place of business or such other place as we may designate for this purpose. We may delay payment on redemption of a newly purchased RediReserve certificate for whatever time is necessary to assure that we have received the full purchase price of the RediReserve certificate -- for example, until a check given to us in payment for the RediReserve certificate clears.

     From time to time we may establish, in our sole discretion, minimum amounts for redemptions of RediReserve certificates. We will give holders of RediReserve certificates 30 days' notice before establishing a minimum or increasing a previously established minimum redemption amount. A holder may redeem in full a RediReserve certificate at any time regardless of the established minimum redemption amount.

     Redemption by Draft: Subject to any established minimum redemption amount, a holder may elect to make redemptions by draft, which is similiar to a check, payable to the order of any payee. At the request of a holder, Advanta will provide drafts drawn on it that will be payable through one of our subsidiary banks, or a successor bank. All authorized signers on a RediReserve certificate must submit specimen signatures to us and must agree to abide by our rules and regulations pertaining to RediReserve certificates. Certain banks may not provide cash at the time of deposit of a draft, but will wait until they have received payment from our subsidiary bank. When a draft is presented to the subsidiary bank for payment, the subsidiary bank, as agent of the holder, will cause us to redeem a sufficient amount from the holder's RediReserve certificate to cover the amount of the draft. If a holder of more than one RediReserve certificate wishes to redeem less than all of that holder's RediReserve certificates, then the holder must direct Advanta as to which of the holder's RediReserve certificates to redeem in whole or in part. Interest continues to accrue on the amount of a RediReserve certificate covered by a draft until the draft is presented to the subsidiary bank for payment. The subsidiary bank will return a draft if the amount of collected funds in the holder's RediReserve certificate is insufficient to cover the draft or if the signature(s) on the draft is (are) not, in our judgment, the same as the specimen signature(s) previously submitted to us. We reserve the right to charge a fee for the dishonor of a draft or for a stop payment order.

     Neither Advanta nor the subsidiary bank will return canceled drafts to the holders of RediReserve certificates, although we will provide a holder with copies of drafts requested by the holder upon payment of a service charge. Holders of RediReserve certificates will receive statements as described under "Form; Non-negotiability and Statements" above, which will reflect draft transactions.

     Advanta will charge holders a $15 service fee for each draft presented in excess of four drafts during any statement period.

     Redemption at Advanta's Election: We may, at our election, redeem any RediReserve certificate either as a whole or, from time to time, in part, upon not less than 30 days' written notice to the holder. Upon redemption, we will pay the principal amount of the RediReserve certificate without premium, plus interest accrued to the date of redemption and not previously added to the principal balance of the RediReserve certificate. Accrued interest on a redeemed RediReserve certificate will be paid as soon as practicable after redemption.

     Service Charges: We will charge a service fee of $10 per statement period during which the average end-of-the-day balance of a RediReserve certificate is less than $100. In addition, we will charge a service fee of $15 per redemption draft in excess of four drafts per statement period on any RediReserve certificate. We also reserve the right to assess charges for the dishonor of a draft or for a stop payment order and, upon 30 days' written notice to the holder, to assess charges for certain other services provided with respect to RediReserve certificates, including providing a holder with a copy of a canceled draft. Upon 30 days' written notice to the holder, Advanta also may increase any existing service charge.

Provisions Relating to Investment Notes

     Maturities: We may offer notes which have maturities of 91 days, six months, one year, 18 months, two years, 30 months, or three, four, five, seven or ten years after their respective dates of issue.

     Form and Denominations: The notes will be uncertificated and evidenced by a confirmation of book entry and a statement issued by us to each holder.

     Confirmations and statements issued by us are not negotiable instruments. No rights of ownership can be transferred by mere endorsement and delivery of a confirmation or statement. We maintain a register to record the owner(s) of each outstanding note and may treat the person(s) whose name(s) is (are) so recorded as the owner(s) of the note for all purposes. Holders may transfer ownership of a note on Advanta's register only by written notice to Advanta signed by the owner(s), or the owner's duly authorized representative, on a form to be supplied by us. Holders may not pledge, assign or hypothecate the notes as collateral for a loan or otherwise. Holders may purchase notes in minimum denominations to be determined, from time to time, by us. Holders may not accumulate separate purchases to satisfy the minimum denomination requirements. As of the date of this prospectus, the minimum denomination for the purchase of a note is $5,000.

     Interest: From time to time, we will fix the interest rates payable on the notes based on market conditions and our financial requirements. Once determined, the rate of interest payable on a note will remain fixed until the note matures or is redeemed by the holder. We will compound interest daily on all notes.

     We will pay interest on 91 Day and Six Month notes only at maturity. We will pay interest on One Year, 18 Month, Two Year, 30 Month, and Three, Four, Five, Seven and Ten Year notes monthly, quarterly, semiannually, annually or at maturity, at the holder's election. A holder may change this election one time during the term of the note, except that holders of One Year notes may not change this election during the term of the One Year note.

     Automatic Extension: We will automatically extend the term of a note with a principal amount of at least $2,500 for a period equal to the original term if:

          o we do not give the holder notice of redemption at least seven Business Days prior to the note's maturity;

          o the holder does not request that the note be redeemed or converted to another term within seven Business Days after the note's maturity; and

          o at the time the note matures we are offering notes of the same term and denomination as the maturing note.

     As used in this prospectus, "Business Day" means any day that is not a Saturday, a Sunday, a federal banking holiday or other day on which Advanta is not open for business. If a note is renewed as described above, except as otherwise described in a prospectus supplement, the note will have the same provisions as the original note, including provisions relating to payment, except that the interest rate payable during any renewed term will be the interest rate, as of the renewal date, that is being offered by us on notes of the same term and denomination as the maturing note. If notes of the same term and denomination are not then being offered, the maturing note will not renew and will be redeemed unless we receive instructions from the holder to renew the maturing note with a new note with a term that is currently being offered. We will give each holder of a note notice of the note's maturity at least seven Business Days prior to the maturity date. If we give notice to a holder of our intention to redeem a note at maturity, no interest will accrue after the date of maturity. Likewise, if a holder submits a written request for redemption within seven Business Days after its maturity date, no interest will accrue after the date of maturity. We will redeem automatically any note with a principal amount that is less than $2,500 at maturity.

     No Redemption by Advanta: We have no right to redeem a note prior to its maturity date as originally stated or as it may be extended. We will not redeem a note at maturity unless we give notice of the redemption at least seven Business Days prior to the maturity date. The holder of a note has no right to require us to redeem a note except as described below.

     Redemption by the Holder on Death or Total Permanent Disability: We will redeem a note at the election of an individual holder, following the total permanent disability of the holder, or at the election of the holder's estate following the holder's death, as established to our satisfaction. If two or more persons are joint holders of a note, any holder may elect to redeem the note after the death or total permanent disability of any holder, as established to our satisfaction. The redemption price, in the event of death or total permanent disability, is the principal amount of the note plus accrued and unpaid interest up to but not including the date of redemption.

     We may modify the policy on redemption upon death or total permanent disability. We will describe any modification of this policy in a prospectus supplement. However, no modification will affect the right of redemption applicable to any note that was purchased prior to the modification.

     Liquidity: Although holders have no contractual right to redeem a note prior to maturity, except in the event of death or total permanent disability as described above, we, in our sole discretion, may honor a written request for early redemption. Should we elect to do so, we will impose a penalty that is the higher of:

          o 90 days' compounded interest at the actual rate of interest borne by the note on the amount being redeemed; or

          o the "Economic Replacement Value," which means the approximate cost that we would incur to replace the money that we are paying upon an early redemption.

     When we issue a note, we plan to use the invested funds for the full term of the note. When a holder redeems all or part of his or her note early, we intend to replace those funds by issuing a new note in the principal amount of, and with a maturity that is at least equal to, the remaining term of the redeemed note. If current interest rates on notes are higher than the rate on the redeemed note, there is an additional cost, in the form of additional interest, that we must incur to replace those funds.

     To calculate the Economic Replacement Value for an early redeemed note, Advanta will first determine the "Calculation Rate." The "Calculation Rate" means either:

          o the interest rate, on the date of early redemption, that Advanta has posted for a note with a maturity that matches exactly the remaining term of the note that is being redeemed; or

          o if the remaining term of the note that is being redeemed does not exactly match one of the maturities then offered by Advanta, the interest rate, on the date of early redemption, that Advanta has posted for a note with a maturity that is the next longest.

The amount, if any, by which the Calculation Rate exceeds the rate on the note that is being redeemed is expressed as a percentage and is called the "Excess Spread." The Excess Spread, the principal amount being redeemed and the actual number of days remaining until maturity are used to calculate the Economic Replacement Value. This calculation is computed on a compounded basis, consistent with the interest method of the note that is being redeemed. Under either calculation method, early redemption may result in a loss of principal.

Provisions Relating to All Securities

     Interest Accrual Date: Interest on the securities offered in this prospectus accrues from the date of purchase. The date of purchase is deemed to be the date we receive funds if the funds are received prior to 3:00 p.m., Eastern Time, on a Business Day, or the next Business Day if we receive the funds on a non-Business Day or after 3:00 p.m., Eastern Time, on a Business Day.

     Interest Withholding: We will withhold 31% of any interest paid to any investor who has not provided us with a fully executed Form W-9 or satisfactory equivalent.

     Additional Interest: In addition to the interest rates payable as described above, we may pay additional interest, premiums or other benefits ("Additional Interest") on the securities offered in this prospectus, in the amounts, in the form, on the terms and at the times as we may determine from time to time. We may modify or discontinue Additional Interest payments at any time. For example, we may limit Additional Interest payments to only new investors, or to only current investors who are increasing or renewing their investments in the securities. Also, we may limit Additional Interest to only current or new investors residing in one or more states or localities where we are authorized to sell the securities.

     Aggregate Indebtedness and Additional Securities: The Indenture does not limit the amount of indebtedness that may be outstanding under the Indenture at any one time or the amount of any class of securities that may be outstanding at any one time. We have issued other securities under the Indenture pursuant to prior registration statements. The aggregate principal amount of such securities issued and outstanding at December 31, 1998 was approximately $145,559,000. Advanta may offer from time to time, under the Indenture, additional classes of securities with terms and conditions different from the securities offered in this prospectus, except that no security issued under the Indenture may be senior to these securities. If required by applicable laws and regulations, we will supplement this prospectus if and when we decide to offer to the public any additional class of security under the Indenture.

     Modification of Indenture: The Indenture may be modified by us and the Trustee at any time with the consent of the holders of at least a majority in principal amount of the securities then outstanding. However, no modification of the Indenture may be made that will:

          o affect the terms of payment or the principal of any security, unless the holder of the security consents; or

          o reduce the percentage of holders of securities whose consent is required to modify the Indenture.

     We and the Trustee may enter into supplemental indentures, without action by the holders of securities, that add covenants or agreements of ours for the protection of the holders of securities, that clarify any ambiguity or correct any defect in the Indenture, consistent with its terms, or that modify provisions of the Indenture provided that the modifications do not have a material adverse effect on the interest of the holders of outstanding securities. (Article Nine)

     Place and Method of Payment: Principal and interest on the securities offered in this prospectus will be payable at our office, or at such other place as we may designate for that purpose. However, we may make payments at our option by check or draft mailed to the person entitled to the payments at his or her address appearing in the register that we maintain for that purpose. (Sections 307 and 1002)

     Events of Default: An Event of Default is defined in the Indenture as being any of the following:

          o default in payment of principal on any of the securities under the Indenture that has not been cured;

          o a default for 30 days in payment of any installment of interest on a security; or

          o certain events of bankruptcy, insolvency or reorganization or default in the performance or breach of any covenant or warranty of ours in the Indenture and continuance of the default in performance or breach for a period of 60 days after notice of the default has been received by us from the Trustee or from the holders of 25% in principal amount of the securities then outstanding.

     We are required to file annually with the Trustee an officer's certificate as to the absence of certain defaults under the terms of the Indenture. The Indenture provides that the holders of a majority in aggregate principal amount of the applicable securities then outstanding may, on behalf of all holders, waive any past default or Event of Default except in payment of principal or interest on the securities and certain other specified covenants or provisions. (Article Five)

     Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of securities, unless the holders of securities have offered to the Trustee reasonable indemnity. (Section
601) Subject to the provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the securities at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred on the Trustee. The Indenture contains certain limitations on the right of individual holders of securities to institute legal proceedings in the event of Advanta's default. (Sections 507 and 512)

     Liquidity: We do not expect that there will be a trading market for the RediReserve certificates or the notes.

     Certain Covenants: We have entered into certain covenants including a covenant that we will not consolidate or merge with or into any other corporation, unless the other corporation expressly assumes our obligations under the Indenture. (Article Eight) The Indenture contains no covenants or other provisions to afford protection to holders of securities in the event of a highly leveraged transaction or a change in the control of us.

     Exchanges: We, in our discretion, may offer and/or accept outstanding securities in exchange for other securities issued under the Indenture. (Section
305)

     Concerning the Trustee: The Trustee may resign at any time, or may be removed by the holders of a majority of the principal amount of outstanding securities. In addition, upon the occurrence of contingencies relating generally to the insolvency of the Trustee or the Trustee's ineligibility to serve as Trustee under the Trust Indenture Act of 1939, as amended, we may remove the Trustee or a court of competent jurisdiction may remove the Trustee upon petition of a holder of securities. However, no resignation or removal of the

Trustee may become effective until a successor Trustee has accepted the appointment as provided in the Indenture. (Sections 607 and 608)

     The Trustee or one of its subsidiaries or affiliates currently serves as trustee under other indentures that govern other outstanding debt securities of ours or our affiliates, acts as transfer agent in connection with our dividend reinvestment program and is a counterparty to several interest rate swap transactions with us. We and our subsidiaries reserve the right to enter into additional banking relationships with the Trustee and its subsidiaries and affiliates in the future.

     Satisfaction and Discharge of Indenture: The Indenture may be discharged upon the payment of all RediReserve certificates and notes outstanding under the Indenture and any additional securities outstanding under the Indenture or upon deposit in trust of funds sufficient for such payment, plus compliance with certain formal procedures described in the Indenture. (Article Four)

     Reports: We publish annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. We will send copies of these reports to any holder of securities who requests them orally or in writing.

     Variations in Terms and Conditions: We reserve the right from time to time to offer different securities than those offered in this prospectus and to vary the terms and conditions of the offer, including, but not limited to, minimum balance requirements for RediReserve certificates and minimum denominations, additional interest payments and service charges for all securities, depending upon the state or locality where the purchaser resides, the purchaser's tenure as an investor with us or whether an investor is increasing or renewing his or her investment in securities. In addition, we may vary certain terms and conditions of the RediReserve certificates and/or notes for our employees and the employees of our subsidiaries.

     Compliance with Rule 14e-1: Any purchase of securities by us will be accomplished in compliance with Section 14(e) of the Exchange Act and Rule l4e-1 promulgated under the Exchange Act, if applicable.

                   A SPECIAL NOTE ABOUT CERTAIN OTHER ADVANTA
                 DEBT SECURITIES NOT COVERED BY THIS PROSPECTUS

     We may from time to time offer notes (the "Value Notes") under a separate retail note program. In that event, we would offer Value Notes on a continuous basis through one or more agents, each of which would agree to use its reasonable efforts to solicit offers to purchase the Value Notes. While we expect that the Value Notes would be comparable in many ways to the notes described in this prospectus, rates on the Value Notes for comparable maturities and certain other terms and conditions of the Value Notes may be different from those for the notes described in this prospectus. The Value Notes are expected to be DTC eligible book-entry notes and, unlike the notes (for which there is no secondary market), the agents may, from time to time, purchase and sell the Value Notes in the secondary market, although they would not be obligated to do so.

     The information provided in this section is meant only to avoid confusion between the notes offered by this prospectus and any Value Notes that we may offer in the future. The information provided in this section does not constitute an offer to sell or the solicitation of an offer to buy the Value Notes. We will issue Value Notes only pursuant to a current prospectus relating to the Value Notes.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the securities offered in this prospectus is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change or possible differing interpretations, which could apply retroactively, so as to result in United States federal income tax consequences different from those discussed below. This summary deals only with securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, securities dealers or currency dealers, persons holding securities as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the securities offered in this prospectus should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership, and disposition of the securities arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of the securities that is for United States federal income tax purposes:

          o a citizen or resident of the United States;

          o a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

          o an estate the income of which is subject to United States federal income taxation regardless of its source;

          o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries having authority to control decisions of the trust; or

          o any other person whose income or gain in respect of the securities is effectively connected with the conduct of a United States trade or business.

U.S. Holders

     Payments of Interest: Payments of interest on the securities offered in this prospectus generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received, actually or constructively (in accordance with the U.S. Holder's regular method of tax accounting). Holders of notes with 91 day and 6 month maturities and holders of One Year notes who wish to receive tax deferred status will have interest credited only at maturity or on the date of early withdrawal. Holders of other term notes may elect to receive payments of interest at monthly, quarterly, semi-annual or annual intervals, or at maturity. The interest payment option election may be changed once during the term of the note, except that holders of One Year notes may not change this election during the term of the One Year note. If no interest payment option is elected, interest will be credited to your account on December 31. All interest, credited or accrued, will be reported to the Internal Revenue Service as of December 31. With respect to tax-deferred notes, interest will be both credited and paid only at maturity or upon early redemption and will be reported to the IRS for the year in which maturity or early redemption occurred.

     Disposition of Securities: Upon the sale, exchange or retirement of a security offered in this prospectus, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the security. A U.S. Holder's adjusted tax basis in a security generally will equal the U.S. Holder's initial investment in the security increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any principal payments, and in the case of a security issued with original issue discount, any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such security. The maximum capital gains rates for individuals with respect to gain recognized upon the disposition of capital assets held for more than one year is 20%. Thus, gain recognized by a Holder upon the disposition of a security may be subject to the more favorable capital gains rates depending in part upon the Holder's holding period for the security. Holders should consult their own tax advisors with respect to the tax consequences to them of the disposition of the securities. The distinction between capital gain or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

     If a U.S. Holder disposes of only a portion of a security pursuant to a redemption or repayment, such disposition will be treated as a pro rata prepayment in retirement of a portion of a debt instrument. Generally, the resulting gain or loss would be calculated by assuming that the original security being tendered consists of two instruments, one that is retired (or repaid), and one that remains outstanding. The adjusted issue price, the U.S. Holder's adjusted basis and the accrued but unpaid original issue discount of the security, determined immediately before the disposition, would be allocated between these two instruments based on the portion of the instrument that is treated as retired by the pro rata prepayment.

Backup Withholding and Information Reporting

     Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on the securities and to payments of proceeds of the sale or redemption of the securities, to certain non-corporate U.S. Holders. Advanta, its agent, a broker, the relevant Trustee or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31 percent of such payment if the U.S. Holder fails to furnish or certify his or her correct taxpayer identification number (social security number or employer identification number) to the payor in the manner required, fails to certify that such U.S. Holder is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a Holder may be credited against such Holder's United States federal income tax and may entitle such Holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

     The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the securities offered in this prospectus, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                              PLAN OF DISTRIBUTION

     We may sell the securities offered in this prospectus being offered in this prospectus (1) directly to purchasers; (2) through agents; (3) through underwriters; (4) through dealers; or (5) through a combination of any of these methods of sale.

     Except as otherwise indicated in the prospectus supplement, we will sell these securities directly, without an underwriter or selling agent, and the securities will be sold by our employees who, under Rule 3a4-1(a) of the Exchange Act, are deemed not to be brokers. In accordance with the provisions of Rule 3a4-1(a), our employees who sell securities will not be compensated by commission, will not be associated with any broker or dealer and will limit their activities so that, among other things, they do not engage in oral solicitations of, and comply with certain specified limitations when responding to inquiries from, potential purchasers.

     We may distribute the securities offered in this prospectus in one or more transactions: (1) at a fixed price or prices, which may be changed; (2) at market prices prevailing at the time of sale; (3) at prices related to the prevailing market prices; or (4) at negotiated prices.

     Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by Advanta to that agent will be identified in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis.

     If we use an underwriter or underwriters in the sale of the securities offered in this prospectus, we will execute an underwriting agreement with the underwriter(s) at the time of sale to it or them, and the name(s) of the underwriter(s) and the terms of the transaction will be included in the prospectus supplement, which will be used by the underwriter(s) to make resales of the securities in respect of which this prospectus and the prospectus supplement are delivered to the public.

     If we use a dealer in the sale of the securities offered in this prospectus, we will sell those securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

     Certain of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, including borrowers from, engage in transactions with, and perform services for, us or one or more of our affiliates in the ordinary course of business.

     Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

     If indicated in the applicable prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date stated in the prospectus supplement. Each Contract will be for an amount not less than, and, unless we otherwise agree, the aggregate principal amount of securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of debt securities pursuant to Contracts accepted by us.

     Until the distribution of the securities is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members, if any, to bid for and purchase the securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

     If an underwriter creates a short position in the securities in connection with the offering thereof (i.e., if the underwriter sells more securities than are set forth on the cover page of the applicable prospectus supplement), the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters also may elect to reduce any short position by exercising all or part of an over-allotment option, if applicable, described in the applicable prospectus supplement.

     The representatives of the underwriters also may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering thereof.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it discourages resales of the security by purchasers in the offering.

     Neither we nor the underwriters, if any, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor the underwriters, if any, make any representation that the representatives of the underwriters, if any, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     We may vary the terms and conditions of the offer by state, locality or as otherwise described under "Description of Securities Provisions Relating to All Securities Additional Interest" and "Variations in Terms and Conditions" in this prospectus. Further, we may offer different securities at different times depending on such factors as our liquidity requirements, the interest rate environment and other economic conditions.

     We estimate that the total expenses we will incur in offering the securities to which this prospectus relates, excluding underwriting discounts and commissions, if any, will be approximately $220,000.

                     WHERE YOU CAN FIND MORE INFORMATION --
               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the following public reference rooms maintained by the SEC at:

Judiciary Plaza                                  7 World Trade Center
450 Fifth Street, N.W.                           13th Floor
Washington, D.C. 20549                           New York, New York 10048


     You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public from the SEC's Internet website at http//www.sec.gov.

     We have filed a registration statement on Form S-3 with the SEC to register the securities offered by this prospectus. This prospectus is part of the registration statement but, as permitted by SEC rules and regulations, this prospectus does not contain all the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and to the exhibits filed with the registration statement for further information about us, our consolidated subsidiaries and the securities.

     The SEC allows us to "incorporate by reference" the information we file with them. This means that we are permitted to disclose certain information to you by referring you to other documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information.

     We incorporate by reference in this prospectus all the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all the securities offered by this prospectus have been sold or de-registered:

          o Advanta's Annual Report on Form 10-K for the fiscal year ended December 31, 1998; and

          o Advanta's Current Reports on Form 8-K dated January 25, 1999, January 26, 1999, March 3, 1999, April 27, 1999 and May 3, 1999.

     We will deliver, without charge, to anyone receiving this prospectus, upon written or oral request, a copy of any document incorporated by reference in this prospectus but not delivered to you with this prospectus, excluding all exhibits to those documents except any exhibit that has been specifically incorporated by reference. Requests for these documents should be made to the following address and phone number: Investor Relations, Advanta Corp., Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania 19477, telephone: (215) 444-5335.

                            -----------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document. Our business, financial condition, results of operations and prospects may have changed since that date.

     We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                           FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking phrases such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to," or other similar words. These forward-looking statements are subject to certain risks and uncertainties, including those described in the Risk Factors section of this prospectus, that could cause actual results to differ materially from those projected. Additional risks that may affect our future performance are included elsewhere in this prospectus and in our other filings with the SEC. When considering forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement that speaks only as of the date made.

                                 LEGAL OPINIONS

     Wolf, Block, Schorr and Solis-Cohen LLP will pass upon certain matters relating to the securities offered in this prospectus as well as on the material United States federal income tax consequences of the purchase, ownership and disposition of the securities.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein in reliance upon the authority of that firm as experts in giving such reports.

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                                                 PROSPECTUS





                                      The date of this prospectus is May 3, 1999